Exhibit 10(iii)(u)

Amended and Restated

Compensation and Benefits Assurance Agreement

This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of this 31st day of December, 2008 (the “Effective Date”) by and between Whirlpool Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose signature appears on the signature page (hereinafter referred to as the “Executive”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board of Directors of the Company (hereafter the “Board” or the “Board of Directors”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

The Board also believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of the Executive’s own situation.

This Agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees to provide to the Executive in the event the Executive’s employment with the Company is terminated subsequent to a change in control under the circumstances described below. As provided in Paragraph 6.8, this Agreement is intended to supersede all prior agreements between the Company and the Executive concerning this matter.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Term of Agreement

1.1 Initial Term. This Agreement will commence on the Effective Date and shall continue in effect through December 31, 2010 (the “Initial Term”).

1.2 Successive Periods. The term of this Agreement automatically shall be extended for two (2) additional years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term is referred to as a “Successive Period”). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew, delivered at least ninety (90)

calendar days prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall, except as provided in Paragraph 6.7 hereof, automatically expire at the end of the Initial Term or Successive Period then in progress.

1.3 Change in Control Renewal. In the event that a Change in Control (as defined in Paragraph 2.6) of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. Further, this Agreement may be assigned to the successor in such Change in Control, as further provided in Section 4 herein. Subject to Paragraph 6.7, this Agreement shall thereafter automatically terminate following such two (2) year Change in Control renewal period.

1.4 Termination Prior to a Change in Control. In the event that the Executive’s employment terminates for any reason prior to a Change in Control, this Agreement, along with all corresponding rights, duties, and covenants, shall, except provided in Paragraph 5.1 hereof, automatically expire as of the date of such employment termination.

Section 2. Severance and Retirement Benefits

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Paragraph 2.5 herein, if during the term of this Agreement there has been a Change in Control of the Company and if, within two (2) years immediately thereafter, the Executive’s employment with the Company shall end for any reason specified in Paragraph 2.2 as being a Qualifying Termination. The Severance Benefits described in Paragraphs 2.5(a), 2.5(b), and 2.5(c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but, subject to the 6-month delay for “specified employees” described in Section 5.6, in no event later than ten (10) calendar days from such date, and the Severance Benefits described in Paragraphs 2.5(d) and 2.5(e) shall become irrevocably payable.

2.2 Qualifying Termination. The occurrence of any one or more of the following events, within two (2) years immediately following a Change in Control of the Company along with delivery of a Notice of Termination as described in Paragraph 2.4, shall be deemed a “Qualifying Termination” hereunder (with such “Qualifying Termination” being deemed effective on the date of delivery of such Notice of Termination) and, as such, shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Paragraph 2.5 herein:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause (as defined in Paragraph 2.3);

(b)	The Executive’s voluntary termination of employment for Good Reason (as defined in Paragraph 2.7);

(c)	The Executive’s voluntary termination of employment for any reason during the thirteenth (13th) calendar month following the month in which a Change in Control occurs, and only during such thirteenth (13th) month; or

(d)	The Company’s material breach of any of the provisions of this Agreement.

A Qualifying Termination shall not include a termination of the Executive’s employment within two (2) years after a Change in Control by reason of death, Disability (as such term is defined under the Company’s governing disability plan, or any successor plan thereto), the Executive’s voluntary termination without Good Reason other than a voluntary termination during the thirteenth (13th) calendar month following the month in which a Change in Control occurs (as provided in Paragraph 2.2(c)), or the Company’s involuntary termination of the Executive’s employment for Cause.

2.3 Termination for Cause. The Executive shall not be deemed to have been terminated for Cause unless and until (i) the Executive has received a copy of a resolution, stating that the Executive has been terminated for Cause and stating the particulars thereof in detail (the “Termination for Cause Resolution”), duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for the purpose of making the determination to terminate the Executive for Cause; and (ii) the Executive is provided with reasonable notice of such meeting and the opportunity to appear with counsel to be heard by the Board at such meeting. The Termination for Cause Resolution shall operate as a Notice of Termination for purposes of this Agreement.

For purposes of this Agreement, “Cause” means (i) the Executive’s willful and continued failure to substantially perform the Executive’s duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand to so substantially perform is delivered to the Executive by the Chairman of the Board or President of the Company which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties; or (ii) the Executive willfully engages in illegal conduct which is materially and demonstratively injurious to the Company.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable, belief that such action or omission was in, or not opposed to, the best interests of the Company. Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Executive or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not, in and of itself, constitute Cause.

2.4 Notice of Termination. To be complete, a Qualifying Termination must be accompanied by the delivery to the Company (in compliance with Paragraph 5.2) of a Notice of Termination from the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written document which states the specific termination provisions in this Agreement relied upon to terminate the Executive’s employment and which sets forth in reasonable detail the facts and circumstances providing the basis for such termination.

2.5 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 herein, the Company shall pay to the Executive and, in the case of benefits, provide the Executive with the following (collectively referred to as the “Severance Benefits”):

(a)

A lump-sum cash amount equal to the Executive’s unpaid Base Salary, vacation pay equal to twice the annual accrual rate appropriate for the Executive, based on the individual’s length of service with the Company, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination except as otherwise provided in clause (c) below. Such payment shall constitute full satisfaction for these amounts owed to the Executive. For all purposes of this Agreement, “Base Salary” shall mean, at any time, the then regular annual rate of pay that the Executive is earning as annual salary, whether or not deferred.

(b)	A lump-sum cash amount equal to the sum of (i) three (3) multiplied by the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s highest annual rate of Base Salary in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control; plus (ii) three (3) multiplied by the Executive’s then current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Performance Excellence Plan (or any successor plan thereto), for the plan year in which the date of the Executive’s Qualifying Termination occurs, or, if greater, by the Executive’s highest target bonus opportunity in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control.

(c)	A lump-sum cash amount equal to the greater of (i) the Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Performance Excellence Plan (or any successor plan thereto), for the plan year in which the Executive’s date of Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year (but in no event shall such target bonus opportunity be less than the highest target bonus opportunity in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control); or (ii) the actual bonus earned through the date of the Qualifying Termination under the Company’s Performance Excellence Plan (or any successor plan thereto), based on the then-current level of goal achievement. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

The payment of the Severance Benefits described in (a)-(c) above shall be offset by any other severance-type payments the Executive may be eligible or entitled to receive from any other sources, including, but not limited to, statutory or other legally required payments, collective bargaining agreements, or individual employment contracts.

(d)	For purposes of calculating the benefits to which the Executive is entitled under the Whirlpool Employees Pension Plan, the Whirlpool Supplemental Executive Retirement Plan, and the Whirlpool Retirement Benefits Restoration Plan (collectively, the “Pension Plans”), or any other tax-qualified or nonqualified defined benefit pension plan, the Executive’s benefit shall be calculated:

(i)	As if the Executive is fully vested in such benefits thereunder;

(ii)	As if the number of years of credited service was increased by three (3) years; and

(iii)	As if the Executive’s age was equal to the Executive’s actual age plus three (3) years for purposes of determining retirement eligibility and early retirement reduction factors.

The Executive’s Final Average Pay (as defined in the Pension Plans) shall not change for purposes of this calculation. All other assumptions used in determining such benefit shall be those assumptions used in the Pension Plans at the time of payment. These benefits shall be paid out in accordance with the provisions of the Pension

Plans. Unless payment of such benefits is otherwise permissible under the Company’s tax-qualified plan, such amounts shall be paid out of the Company’s general assets.

(e)	At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of the Qualifying Termination, a continuation of the Executive’s (and the Executive’s eligible dependents’) health, life, and short-and long-term disability insurance benefits for thirty-six (36) months from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this thirty-six (36) month benefit continuation period. The providing of these insurance benefits by the Company shall be discontinued prior to the end of the thirty-six (36) month continuation period to the extent that the Executive becomes covered to the same or a greater degree under the insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding insurance benefits earned from such employment. The Executive shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

The provision of the Severance Benefits described in (d) and (e) above shall be offset by any other comparable severance-type benefits or rights the Executive may be eligible or entitled to receive from any other sources, including, but not limited to, statutory or other legally required payments, collective bargaining agreements, or individual employment contracts.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

2.6 Definition of “Change in Control.” Change in Control has the same meaning as in the Whirlpool Employees Pension Plan, as amended from time to time.

2.7 Definition of “Good Reason.” Good Reason means the occurrence of any one or more of the following, within two (2) years immediately following a Change in Control:

(a)	A change in the Executive’s status or position(s) at the Company which, in the Executive’s reasonable judgment, represents a demotion from the Executive’s status or position(s) as in effect immediately prior to a Change in Control, or the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such status or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s) except in connection with termination of the Executive’s employment for Cause, Disability, Retirement (as defined in the Whirlpool Employees Pension Plan, or any successor plan thereto) or as a result of the Executive’s death or by the Executive for other than Good Reason (determined without taking this last clause into account).

(b)	The Company has reduced the Executive’s Base Salary from its level immediately prior to the Change in Control, or has failed to give the Executive annual salary increases consistent with such increases given to other employees of the same or similar position or status within the Company.

(c)	The Company either: (i) fails to continue in effect any Plan in which the Executive is participating immediately prior to the Change in Control (unless the Company replaces such Plan with a plan(s) that provides the Executive with at least substantially similar benefits) other than as a result of the normal expiration of such Plan(s) in accordance with its terms as in effect immediately prior to the Change in Control; (ii) acts or fails to act in a way which would either adversely affect the Executive’s continued participation in any of such Plans on at least as favorable a basis to the Executive as that which existed immediately prior to the Change in Control, materially reduces the Executive’s benefits in the future under any of such Plans, or deprives the Executive of any material benefit enjoyed by the Executive immediately prior to the Change in Control. For purposes of this Paragraph 2.7(c), “Plan” means (i) any compensation plan such as an incentive, stock option, or restricted stock plan; (ii) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974; (iii) any relocation plan or policy; or (iv) any other plan, program, or policy that the Company intended to benefit employees.

(d)	The Company requiring the Executive to be based at a location in excess of thirty-five (35) miles from where the Executive’s office is located immediately prior to the Change in Control, except for required travel in carrying out the Company’s business to an extent consistent with the Executive’s business travel obligations on behalf of the Company immediately prior to the Change in Control.

(e)	Any breach by the Company of its obligations under Section 4 of this Agreement or any failure of a successor company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 4 herein.

(f)	Except as provided in Paragraph 2.3 herein, the Company, after a Change in Control, attempts to terminate an Executive’s employment other than pursuant to a Notice of Termination, which purported termination shall be ineffective.

(g)	The Company refuses to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company if, prior to the Change in Control, the Executive was permitted by the Company to attend to or engage in such matters or activities.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

Section 3. Excise Tax

3.1 Excise Tax Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options and other long-term incentives (in the aggregate “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute “excise tax” is due, the Company shall provide to the Executive, in cash, an additional lump-sum payment in an amount sufficient to cover the full cost of any excise tax and the Executive’s city, state, and federal income, employment, and excise taxes on this additional payment and on all such iterative payments (cumulatively, the “Gross-Up Payment”) such that the Executive is made entirely whole for the impact of the excise tax.

The Company shall be responsible for having these calculations done on a timely and accurate basis. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and city taxes. The Gross-Up Payment will be made by December 31 of the year following the year in which the Executive remits the related taxes to the taxing authority.

For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Code Section 280G, and the term “excise tax” shall mean the tax imposed on such excess parachute payments pursuant to Sections 280G and 4999 of the Code.

3.2 Subsequent Recalculation. In the event the Internal Revenue Service subsequently adjusts the computation herein described and determines that there has been an underpayment of excise taxes, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis, including the value of any underpaid excise tax and any related interest and/or penalties due to the Internal Revenue Service. In the event the Internal Revenue Service subsequently adjusts the computation herein described and determines that there has been an overpayment of excise taxes, the Executive shall refund to the Company the amount of the overpayment.

Section 4. Successors and Assigns

Upon the Executive’s written request, the Company will seek to have any successor (either immediately or with the passage of time,, via a direct or indirect Change in Control, by purchase of assets or the Company’s voting securities, by merger or consolidation or otherwise) of the Company assent, in a form and substance satisfactory to the Executive, to fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a successor (or where the Company does not have at least three (3) business days advance notice that a Person may become a successor, then within one (1) business day after having notice that such Person may become or has become a successor) shall constitute Good Reason for termination by the Executive of the Executive’s employment and, if (or once) a Change in Control has occurred, shall entitle the Executive immediately to the benefits provided in Section 2 hereof upon delivery by the Executive of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. Nothing contained in this Section 4 shall be interpreted to indicate that a successor is not obligated to fulfill the term of this Agreement or any other Plan or arrangement between the Executive and the Company. The Company’s obligation hereunder shall not otherwise be assignable.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. The Executive’s rights hereunder shall not otherwise be assignable.

For purposes of this Section 4, “Person” shall mean any individual, corporation, partnership, group, association, or “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plan(s) sponsored by the Company.

Section 5. Miscellaneous

5.1 Executive’s Commitment. The Executive agrees that subsequent to the period of employment with the Company, the Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company, or any subsidiary, or other confidential information concerning their business, affairs, products, supplies, or customers, which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 5.1 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which the Executive is legally required to do so, or (b) become generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission.

5.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or on the second business day following deposit in the mail, sent by the United States registered or certified mail, return receipt requested, postage prepaid. Such mail shall be addressed, in the case of the Company, to the address set forth in the Company’s most current annual report which specifies the corporate headquarters of the Company. In the case of the undersigned Executive, such mail shall be sent to the address set forth below the employee’s signature or to the latest address contained in the Company’s employment records. All notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.3 Unfunded Agreement. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management.

5.4 Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

5.5 Tax Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.

5.6 Application of Section 409A.

(a)

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Code Section 409A (the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 5.6, become payable prior to the Delayed Payment Date will be accumulated with interest and paid on the Delayed Payment Date. For purposes of the preceding sentence, interest shall accrue at the annual rate of interest on 30-year Treasury securities for the fifth calendar month preceding the first month of the calendar quarter in which the Executive’s separation from service occurs.

(b)	The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Code Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income, employment and excise taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

Section 6. Contractual Rights and Legal Remedies

6.1 Contractual Rights to Benefits. This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.2 Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of (i) the Executive’s termination following a Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by the Executive in seeking advice with respect to the matters set forth in Section 2 hereof); or (ii) following a Change in Control, the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, any Plan or any other agreement of or arrangement with the Company. The Company shall pay such fees and expenses on a current basis as services are rendered and in no event more than thirty (30) calendar days after invoices for services rendered are forwarded by the Executive to the Company.

6.3 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Executive’s job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

6.4 Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Executive may qualify.

6.5 Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time. Nothing herein contained shall prevent the Company or the Executive from terminating the Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation upon a Qualifying Termination to provide Severance Benefits as required hereunder.

6.6 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, other than as provided in Paragraph 2.5(e) herein.

6.7 Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 2, 3, and 4 and in Paragraphs 5.1, 6.2, and 6.3 of this Agreement shall survive the termination of this Agreement following a Change in Control.

6.8 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements that relate to a Change in Control concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company.

6.9 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

6.10 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Michigan shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

Whirlpool Corporation		Executive:

Printed Name

By:		Address:
Title:	Chairman of the Board & CEO